Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-170786) on Form S-8 of our report dated March 22, 2010 (except for Note 11, as to which the date is November 30, 2011) on the consolidated financial statements of AutoChina International Limited and Subsidiaries for the year ended December 31, 2009, which report appears in the Annual Report on Form 20-F of AutoChina International Limited for the year ended December 31, 2011, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California

April 5, 2012